APAC Customer Services, Inc. Awarded Multiple Year Contract to Handle Customer Care Services for The Minneapolis Star Tribune

Deerfield, Il. – January 4 , 2006: APAC Customer Services, Inc, (NASDAQ: APAC), a leading provider of customer interaction solutions, announced today that The Minneapolis Star Tribune has selected APAC as its customer care outsourcing partner.

The Minneapolis Star Tribune, owned by The McClatchy Company, is one of the top 20 largest newspapers in the nation, serving the Twin Cities for more than 135 years.

APAC will provide The Minneapolis Star Tribune with a comprehensive suite of customer service and circulation administration services. This will include service start and stop management, billing issue resolution, customer account management, customer correspondence response generation, customer satisfaction trending and verification services.

“After an extensive due diligence process, we are pleased to select APAC based on their strong combination of value and commitment to customer care services” said Steve Alexander, Senior Vice President of The Star Tribune Company.

“We are delighted to welcome The Minneapolis Star Tribune to our growing list of leading newspaper and publishing clients. Together, APAC and The Minneapolis Star Tribune will create a higher level of quality interaction for its subscribers,” said James McClenahan, APAC’s Senior Vice President of Sales and Marketing.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer interaction solutions for market leaders in healthcare, publishing, business services, financial services, communications, travel and hospitality and insurance. APAC partners with its clients to deliver value-added solutions designed to enhance bottom line performance. For more information, call 1-800-OUTSOURCE or visit APAC’s comprehensive web site is at: http://www.apaccustomerservices.com

About The Star Tribune Company

The Star Tribune Company, a news and information company serving the Minneapolis/St. Paul area, is owned by The McClatchy Company of Sacramento, Calif. (NYSE:MNI). The Star Tribune newspaper is one of the top 20 largest newspapers in the nation, with a daily circulation of 374,528 and a Sunday circulation of 636,977 (per Audit Bureau of Circulation report 09/05). The company’s website, www.StarTribune.com, is the most frequently used local news and information service for the Twin Cities market. The Star Tribune Foundation has been supporting Twin Cities’ communities since 1945 and currently distributes about $3 million annually. On the Net: The Star Tribune Company: and The McClatchy Company: http://www.mcclatchy.com

-# ##-

APAC Contact:
George H. Hepburn III
SVP & CFO
847-374-4995
Email :ghhepburn@apacmail.com

The Minneapolis Star Tribune Contact:

Sally Nelson

Phone: (612) 673-7771

Email:

snelson@startribune.com